RETIREMENT AND TRANSITION AGREEMENT

This Retirement and Transition Agreement (the "Agreement") is entered into between William J. Pratt, a resident of North Carolina ("Employee"), and RF Micro Devices, Inc., a North Carolina corporation ("Employer"), this the 31st day of March, 2008 (the "Effective Date").

WHEREAS, Employee currently is in the position of Corporate Vice President and Chief Technical Officer; and

WHEREAS, Employee has indicated his desire to retire from his employment; and

WHEREAS, the parties wish for Employee's retirement from his employment to be achieved in an amicable fashion and with a clear understanding of their rights and liabilities;

THEREFORE, the parties agree as follows:

1.         Retirement Date.  Employee will retire from employment with Employer and all of its subsidiaries and affiliates effective March 31, 2008 (the "Retirement Date").  As of the Retirement Date, Employee will be deemed to have tendered his resignation as an officer and from all other positions with Employer and its subsidiaries and affiliates other than as a director of Employer.

2.         Compensation.

            (a)        Vacation Payout.  Employee will be paid for his accrued but unused vacation pay under the terms of Employer's former vacation policy in the amount of Twenty Thousand Nine Hundred Seventy Dollars and Thirty-Six Cents ($20,970.36).  Such payment will be made in a lump sum on Employer's first regular pay date following the Retirement Date.  Employee understands and agrees that Employee is not entitled to any additional payment under Employer's current Paid Time Off policy.

            (b)        Post-Retirement Compensation.  Employer will pay to Employee a lump sum payment of Five Hundred Seventy-Seven Thousand Five Hundred and 00/100 Dollars ($577,500.00).  Such payment will be subject to normal tax withholdings.  Such payment will be made within ten (10) business days of the Retirement Date.  In addition, in consideration of Employee agreeing to make himself available to provide consulting services to Employer under Section 3, during the two-year period commencing on the Retirement Date, Employee will continue to be paid at the rate of $150,000.00 per annum.  Such payments shall be made in equal installments in arrears not less frequently than once per month and will be subject to normal tax withholdings.

            (c)        Payments for COBRA Continuation Coverage; Special Bonus.  Upon retirement, Employee will be offered the option of continuing his current individual and family dependent medical and dental insurance coverage (the "Continuation Coverage") under Employer's medical and dental plans pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act ("COBRA").  If Employee elects Continuation Coverage under COBRA, Employer will pay Employee's COBRA premium for 18 months from the Retirement Date or until Employee is no longer eligible for Continuation Coverage under COBRA, whichever period is shorter.  Thereafter, for a period of two years, less the period during which COBRA is provided by Employer, Employee will acquire for himself a Medicare supplemental insurance policy and for his wife a medical and dental insurance policy, both providing reasonably equivalent coverage to the coverage presently provided by Employer under its medical and dental plans as of the Effective Date, and Employer will reimburse Employee for the cost of both such policies. With respect to each calendar year during which the Continuation Coverage is provided to Employee and his dependents pursuant to this subsection (c) and each calendar year during which the private policies are reimbursed by Employer, to the extent that the Continuation Coverage benefits and the reimbursements constitute taxable income to Employee, Employer shall report as income to Employee for federal and state income tax purposes the value of the Continuation Coverage and the reimbursements.  In addition, Employer shall pay to Employee an annual special bonus equal to the amount necessary to pay any federal income tax, state income tax, or other tax imposed upon Employee as a result of the receipt of the Continuation Coverage, the reimbursements and the special bonus provided for in this subsection (c).  For purposes of determining the amount of the special bonus, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the special bonus is paid.  In addition, Employee shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

(1 - (highest marginal rate of federal income taxation for individuals)) X (highest marginal rate of income tax in the state in which Employee is domiciled for individuals in the calendar year in which the special bonus is paid).

The amount of the special bonus shall be determined by Employer in good faith.  The special bonus shall be paid to Employee in a single lump sum payment on or prior to December 31 of each calendar year during which the Continuation Coverage or the reimbursements are provided pursuant to this subsection (c).

            (d)        Equity Awards.  Upon retirement, any stock options granted to Employee under the 2003 Stock Incentive Plan of RF Micro Devices, Inc., as amended (the "2003 Plan"), pursuant to any "Stock Option Agreement (Senior Officers)" shall continue to vest and be exercisable following retirement in accordance with the terms of such agreement, including but not limited to Section 2 of Schedule A thereto, and Employer agrees that the Administrator (as defined in the 2003 Plan) shall not exercise negative discretion to alter such post-termination exercise and vesting terms.  Upon retirement, any restricted stock awards ("RSAs") granted to Employee under the 2003 Plan pursuant to any "Restricted Stock Award Agreement (Service-Based Award for Senior Officers)" shall continue to vest following termination in accordance with the terms of such agreement, including but not limited to Section 2 of Schedule A thereto, and Employer agrees that the Administrator shall not exercise negative discretion to alter such post-termination vesting terms.  Any other stock options and/or RSAs granted to Employee under the 2003 Plan or any other stock incentive plan maintained by Employer (each of the 2003 Plan and any other such stock incentive plans, a "Stock Plan") shall continue in accordance with the terms of the respective Stock Plan and award agreement, except that Employer agrees to accelerate vesting of any such outstanding options and/or RSAs (but not to extend the option period, with respect to options), so that such options and/or RSAs shall be vested in full on or before the Retirement Date.  Without limiting the effect of the foregoing, the following provisions shall apply with respect to any RSA (the "performance-based RSA") that may be subject to that certain "Restricted Stock Award Agreement (Performance-Based and Service-Based Award)" authorized under the 2003 Plan: (i) the performance-based RSA shall be granted to the extent that the applicable performance objectives stated in the agreement were met and the other terms and conditions of the agreement are satisfied; (ii) Employer agrees to grant such performance-based RSA effective March 30,2008; and (iii) the performance-based RSA will remain subject to the terms of the agreement, except that the performance-based RSA will vest with respect to 100% (rather than 50%) of the shares subject to the RSA as of the grant date.  Employer and Employee hereby agree that any stock option agreement and/or RSA agreement entered into under any Stock Plan shall hereby be amended if and solely to the extent deemed necessary to comply with the provisions of Section 2(d) herein.

            3.         Consulting and Assistance in Litigation.  Commencing on the Retirement Date and continuing for a period of two years thereafter, Employee will make himself reasonably available to perform services of an advisory or consulting nature on behalf of Employer on terms that are mutually agreeable to the parties with respect to each individual assignment, including terms governing duties, hours of service and place of service.  Unless otherwise agreed by Employer in writing, Employee's sole compensation for providing consulting services shall be as set forth in Section 2(b).  In addition, Employee shall, upon reasonable notice, furnish such information and assistance to Employer as may reasonably be required by Employer in connection with any investigation, inquiry, litigation or other proceeding in which it is or may become involved, and which arises out of facts and circumstances known to Employee (and without regard to whether Employee is a party thereto).  Employer shall promptly reimburse Employee for his reasonable out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 3.

4.         Benefits Upon Retirement.  Upon the Retirement Date, and except as provided in Sections 2(b), 2(c) and 2(d) above, Employee shall not be entitled to continue to participate in any other Employer-sponsored welfare or retirement benefit plan, program, policy or arrangement or receive any benefit thereunder except on the terms and conditions contained in the plan documents governing such benefits.

            5.         Death After Retirement Date.  Should Employee die after the Retirement Date, Employer will pay to Employee's estate the payments provided for in Sections 2(a)-(b) above, and notwithstanding Section 2(d), all rights with respect to any outstanding stock options or RSAs at the time of Employee's death shall be governed by the terms of the applicable Stock Plans and stock option agreements and RSA agreements.  Any other benefits to which Employee's estate may be entitled pursuant to any Employer-sponsored welfare and retirement benefit plan, program, policy or arrangement in which Employee is a participant will be determined pursuant to the terms of the applicable plan documents.

6.         Return of Company Property.  Promptly following the Effective Date, Employee will return to Employer all Employer property, including, but not limited to, computers, credit cards, personal digital assistant and Employer Confidential Information (both written and electronic copies) as required under Section 7(a), unless otherwise mutually agreed by the parties.  Employee may retain his cell phone and his cell phone number, provided that he assumes service costs related to the phone as of April 1, 2008.  Employee will be permitted to remove all of his personal belongings from his office.

7.         Restrictive Covenants.  Employee acknowledges that Employer is engaged in the highly competitive business and that Employer has made substantial investments of time and capital in the development of its business and the goodwill associated with its business and will continue to make such substantial investments.  In order to protect Employer against possible injury or damage, Employee agrees as follows:

(a)        Nondisclosure.  Employee acknowledges that as a result of his employment by Employer, he has used, acquired and added to Confidential Information relating to Employer which is proprietary to Employer.  Employee agrees that he shall not at any time, directly or indirectly, divulge or disclose to any person, for any purpose, any Confidential Information unless legally required to do so.  "Confidential Information," as that term is used in this Agreement, shall mean all information concerning Employer, including, but not limited to, business plans and models, specifications, technical data, designs, formulas, computer software programs, manuals, methods of operation, accounting and financial information, customer lists, pricing structure and other product information, which has ever been or will be revealed to or discovered by Employee, unless such information was generally available to the public prior to disclosure by Employee or subsequently became publicly available through no act of Employee that was not authorized by Employer.  Such information shall be considered "Confidential Information" whether it was disclosed to Employee by plans, drawings, reports or other written materials, by conversation with employees or agents of Employer, by observation or inspection of physical objects or by any other method.  Promptly following the Effective Date, Employee shall, on a best efforts basis immediately deliver, or cause to be delivered, to Employer any and all documents, statements or other information (both written and electronic copies) in his possession or control obtained from Employer containing Confidential Information (including, but not limited to, photocopies as taken by Employee or any other person in or outside Employer, and Employee's handwritten or typed notes containing such Confidential Information).  The return of documents provided for herein shall in no way obviate the obligation of Employee to maintain the confidentiality of the Confidential Information as provided for herein.

(b)        Non-Competition.  Employee acknowledges that the Non-Competition and Confidentiality Agreement between Employee and Employer dated June 15, 1992, is a valid and binding agreement and in consideration of the compensation paid to him under this Agreement, Employee will abide by the restrictive covenants contained therein.

(c)        Nondisparagement.  Employee agrees that he will not make disparaging comments regarding Employer or any of its officers or directors to any third party.  Employer agrees that neither it nor any of its officers or directors in their capacities as officers or directors will make disparaging comments regarding Employee to any third party.  This provision shall not limit Employee's performance of his duties as a director of Employer, including his ability to speak freely on all matters brought before Employer's Board of Directors and his ability to vote on such matters as he deems appropriate.

(d)        Breach.  In addition to any other remedies (including injunctive relief), Employee agrees that if he breaches the restrictive covenants or any other material provision of this Agreement, Employer's obligation to make any remaining payments pursuant to Section 2 of this Agreement is terminated and Employee will be liable to Employer for and will immediately repay to Employer the gross amount paid pursuant to Section 2(b) of this Agreement.

8.         Release.  Employee, for himself, his successors, administrators, heirs and assigns, hereby fully releases, waives and forever discharges the Employer, any affiliated company or subsidiary, their predecessors, successors, affiliates, assigns, directors, officers, agents, attorneys, and employees, whether past, present, or future (the "Released Parties") from any and all actions, suits, debts, demands, damages, claims, judgments, or liabilities of the Released Parties to Employee arising out of Employee's employment with or separation from any of the Released Parties, such as (by way of example only) any claim for bonus, severance, or other benefits apart from the benefits stated herein; breach of contract; wrongful discharge; impairment of economic opportunity; any claim under common-law or at equity; any tort; claims for reimbursements; claims for commissions; or claims for employment discrimination under any state, federal, local law, statute, or regulation which include claims under the Age Discrimination in Employment Act, 29 U.S.C. 621 et. seq.  Employee acknowledges and agrees that this release is an essential and material term of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties.  Employee understands and acknowledges the significance of this release and this Agreement.

9.         Consideration and Revocation Period.  Employee acknowledges that he has hereby been advised in writing to consult with an attorney of his choice prior to signing this Agreement, and that he had at least 21 days to consider this Agreement before signing it.  Employee acknowledges that if this agreement is signed before 21 days have elapsed from the date of delivery, which he has expressly waived the 21-day consideration period.  Employee acknowledges that he may revoke this Agreement within seven (7) days following its execution, and the Agreement shall not become effective until the revocation period has expired.

10.       Opportunity to Seek Counsel.  Employee acknowledges by signing this Agreement that he has read and understands this document, that he has conferred with or had the opportunity to confer with an attorney of his choice regarding the terms and meaning of this Agreement, that he has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to him as set forth herein, and that he has signed the same KNOWINGLY AND VOLUNTARILY.

11.       Arbitration.  Except as provided below, any dispute or controversy arising between the parties to this Agreement involving the interpretation or application of any provision of this Agreement, or arising out of this Agreement, shall be submitted to arbitration at Greensboro, North Carolina, pursuant to the Commercial Rules (the "Rules") of the American Arbitration Association ("AAA") by an arbitrator mutually agreed upon by the parties.  Such arbitrator shall be selected by the parties hereto in accordance with and within the period specified by the Rules ("Arbitrator Designation Period").  In the event Employer and Employee are unable to agree on an arbitrator within the Arbitrator Designation Period, AAA shall appoint a neutral arbitrator in accordance with the Rules no later than ten (10) days following the expiration of the Arbitrator Designation Period.  The designated arbitrator shall not be an agent, employee, shareholder, relative or affiliate of Employer or Employee.  The arbitrator may, in his or her discretion, award to the prevailing party its costs of the proceeding, including attorneys' fees and expenses.  The decision of the arbitrator shall be final and binding on the parties, and judgment upon the decision may be entered in the state courts or federal courts having jurisdiction over Guilford County, North Carolina.  Notwithstanding the foregoing, either party shall have the right to institute an action against the other party in the federal or state courts of Guilford County, North Carolina seeking injunctive relief to enjoin any continuing or threatened breach by the other party of any term of this Agreement.

12.       Governing Law.  The provisions of this Agreement shall be construed in accordance with the internal laws of the state of North Carolina.  In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

13.       No Admissions.  Employee agrees that neither this Agreement nor performance hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common-law, breach of any contract, or any other wrongdoing of any type.

14.       Entire Agreement.  This Agreement expresses the entire agreement between the parties with reference to the terms of continued employment and the date and terms of the retirement of Employee and supersedes and replaces any prior understanding or arrangement, other than any benefit plans, governing such terms, whether written or oral, between Employee and Employer.

15.       Modification of Agreement.  No waiver or modification of this Agreement shall be valid unless in writing and signed by the party to be charged therewith.

RF Micro Devices, Inc.                                      /s/ William J. Pratt
                                                                               William J. Pratt

By:    /s/ Robert A. Bruggeworth  3-31-08                               3/31/08
              Robert A. Bruggeworth                                                Date
              President & CEO